As filed with the Securities and Exchange Commission on April 25, 2008
Registration No. ______________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIO SOLUTIONS MANUFACTURING, INC.

(Exact name of registrant as specified in its charter)

New York	16-1576984

(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

4440 Arville Street, Suite 6, Las Vegas, NV 89103

(Address of Principal Executive Offices) (Zip Code)

2008 Stock Incentive Plan

(Full title of the plan)

David S. Bennett
4440 Arville Street, Suite 6
Las Vegas, NV 89103
______________________
(Name and address of agent for service)

(702) 222-9532

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, $0.001 par value, to be issued pursuant to the 2008 Stock Incentive Plan of Bio Solutions Manufacturing, Inc.	16,000,000 shares	$0.006	$96,000	$3

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant’s common stock on April 22, 2008, as reported in the over-the-counter market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

1.	Our Annual Report on Form 10-KSB/A for the fiscal year ended October 31, 2007.

2.	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since October 31, 2007.

3.
The description of our common stock, $0.001 par value, contained in our Registration Statement on Form SB-2 (File No. 333-50512) dated April 23, 2001, including any amendments or reports filed for the purpose of updating such description.

4.
All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address: David S. Bennett, 4440 Arville, Street, Suite 6, Las Vegas, NV 89103 (702) 222-9532.

Item 4.	Description of Securities.

Inapplicable.

Item 5.	Interests of Named Experts and Counsel.

Indeglia & Carney, P.C. and certain affiliates of Indeglia & Carney, P.C. may be issued shares of our common stock pursuant to this offering.

Item 6.	Indemnification of Directors and Officers.

Article Six of our Articles of Incorporation eliminates the personal liability of the directors to us or our shareholders for damages for any breach of duty. Such personal liability is not eliminated if a judgment or other final adjudication adverse to the director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that he violated certain provisions of New York law. The provisions of New York establish director liability for voting for or concurring in the declaration of improper dividends, improper purchases of our Common Stock, certain improper distributions of assets to shareholders and improper loans.

Article Six of our Bylaws provide that we will indemnify officers and directors except in relation to matters as to which they shall be finally adjudicated to be liable for negligence or misconduct in the performance of duty.

The Corporation Laws of the State of New York provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

Item 7.	Exemption from Registration Claimed.

Inapplicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	2008 Stock Incentive Plan
5.1	Opinion of Indeglia & Carney, P.C. re: legality of shares
23.1	Consent of Indeglia & Carney, P.C. (filed as Exhibit 5.1 herein)
23.2	Consent of Sherb & Co., LLP.

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 25, 2008.

BIO SOLUTIONS MANUFACTURING, INC.

/s/ David S. Bennett
David S. Bennett
President and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ David S. Bennett	President and Director	April 25, 2008

/s/ Patricia M. Spreitzer	Secretary, Treasurer and Director	April 25, 2008